Exhibit 10.1



April 27, 1999


Mr. Richard Marino
4 Hastings Court
Morago, CA  94556

Dear Rich,

On behalf of CNET, Inc., I am pleased to offer you the position of President of CNET, Inc. Here are the details of your offer:


Position:       President of CNET, Inc., reporting to the CEO.

General
Duties: You will be responsible for the overall direction and management of Sales and Marketing, CNET Online, CNET Television and Human Resources, directly reporting to the CEO of CNET, Inc. and will observe and abide by all policies of the Company and all directives of the Board of Directors or the Chief Executive Officer. Other duties may be assigned to you by CNET from time to time in the Company's discretion. You will be expected to devote your full time, attention and knowledge to the performance of your duties under this Agreement. It is agreed that you will not engage in any other business activity, whether or not for profit during the term of your employment with CNET. Provided, however, you may invest in securities of publicly-traded companies as long as your interest in each company does not exceed two percent. Your participation in reasonable charitable, educational or religious activities will not violate the terms of this agreement, as long as your participation does not interfere with your duties under this contract. You will be expected to abide by and comply with all policies and procedures of CNET and all applicable laws and regulations, including, but not limited to, those relating to antitrust.

Initial Salary: $350,000 per year, paid biweekly.

Signing Offer:
            Upon beginning employment with CNET, you have the choice of one of the following options: a) receiving a one time payment of $160,000, less deductions authorized or required by law or requested in writing by you, paid within your first week as a CNET employee, or b) purchasing 25,000 shares of the Company's common stock, $.0001 par value (the "Option" and the "Common Stock" respectively), pursuant to the then existing Company's Stock Option Agreement. The exercise price of the Option will be the price of Company Common Stock on your first day of employment at CNET. The option will vest on your 6 month anniversary as a CNET employee. You must notify the COO of the Company, in writing, of your choice of these two options within the first 3 business days of employment.

Term: The term of this Agreement will be four years and will commence on the day you begin your employment with CNET.

Termination For Cause:
           During the term of this Agreement, the Company may terminate your employment at any time for cause. For purposes of this Agreement, "cause" is defined as any conduct by you or any set of circumstances which constitute cause under applicable judicial or arbitral precedence, including but not limited to the following:
           (i) Your material breach of any term of this Agreement and your failure to remedy such breach within 20 days after being notified, in writing, of such breach; provided, however, that no notice is required where the breach cannot reasonably be cured within 30 days;
           (ii) Your failure, refusal or inability to perform your duties as President, or such other duties and responsibilities as you are assigned by the Company; where appropriate and reasonable, the Company will provide you with written notice of such failure, refusal or inability and you will have 30 days thereafter to cure the breach, it being understood that notice and an opportunity to cure will not be appropriate and reasonable in all such cases;
           (iii) Any breach or fiduciary duty, dishonesty, embezzlement, fraud or similar serious misconduct;;
           (iv) The appropriation or attempted appropriation of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction by the Company;
           (v) The conviction of a crime or any act of moral turpitude which could have a material adverse impact on the business operations, reputation or financial condition of CNET.

      In the event of a termination for cause, your base salary and benefits will cease on the date of your termination; all unvested stock options are forfeited upon termination and no pro rata bonus will be paid.

      The existence of cause shall be determined in good faith by the Company's Board of Directors or the CEO, but shall be subject to review by an arbitrator in accordance with the attached CNET Alternative Dispute Resolution policy.

        Termination Without Cause:
          If your employment is terminated for any reason other than cause or the nature and scope your job responsibilities substantially and materially change due to and within a six month period after CNET acquires, merges or is acquired by another company and you choose to terminate your employment with the company at that time, you will receive: (a) your base salary through the end of the term of this Agreement;
          (b) a pro rata bonus as of the date of your termination; (c) stock vesting measured as of six months following the date of your termination; and (d) the Company will make COBRA continuation payments for you and your dependents for six months after the date of your termination.

        Death or Disability:
         In the event of your death or inability to perform the essential functions of your position, with or without reasonable accommodation, due to a physical or mental disability and such inability is certain or likely to continue for a period of time more than 120 days, this Agreement will terminate and you will receive:
         (a) your base salary for six months following the date of termination; (b) a pro rata bonus as of the date of your termination; and (c) stock vesting measured as of six months following the date of your termination.

         Incentive:
         Each year, you are eligible to earn up to a $250,000 incentive bonus, less deductions authorized or required by law, based on your meeting of mutually agreed upon performance objectives, provided you are still an active CNET employee. In the first year, $150,000 of this incentive is guaranteed. The guaranteed portion of the incentive in the first year will be paid over the course of the year on a bi-weekly basis.


Start Date:     TBD but no later than May 24, 1999.

         Stock Options:
         We are offering an employee stock option grant of 200,000 (two hundred thousand) shares of CNET stock under the terms of the 1997 Stock Option Plan at a valuation as determined by the special meeting of the Compensation Committee. Your options will vest with the following schedule: 25% end of year one, 25% end of year two, 25% at the end of year three, and fully vested at the end year four, provided you remain an employee of CNET until that time (except as otherwise provided herein).

        We are also offering an employee stock option grant of 25,000 (twenty-five thousand) shares of CNET stock under the terms of the 1997 Stock Option Plan at a valuation as determined by the special meeting of the Compensation Committee. Your options will vest with the following schedule: 100% end of year one of your employment, provided you remain an employee of CNET until that time (except as otherwise provided herein).

        At least annually, the Compensation Committee of the Board will review the equity portion of your compensation package to determine in good faith if that portion of your package provides the appropriate equity compensation, taking into account as one factor the then current stock price and its relation to the strike price on your options, and make any adjustments or additional grants, as appropriate.

Benefits:       You will be eligible to participate in any Company
        benefits plan package offered to regular full time employees of the Company as such benefits exist now or may be amended or deleted by the Company. CNET currently offers medical, dental, vision, life insurance, and an employee assistance program. You will be eligible to participate in these plans on the first day of the month, following your initial start date.

        CNET also offers its regular full time employees a 401(k) Plan, as well as an Employee Stock Purchase Plan. These benefits will be available to you on the first day of the calendar quarter following your first 90 days at work.


PTO: You may accrue up to 15 days PTO (paid time off) during your first year of employment with CNET.

Attorneys Fees:
        In the event of a dispute between you and CNET which proceeds to arbitration in accordance with the attached Alternative Dispute Resolution Policy, the prevailing party, as determined by the arbitrator, shall be entitled to recover his/its reasonable attorney's fees.


If you accept our offer and have read and reviewed the CNET Alternative Dispute Resolution Policy and Procedures attached hereto, and agree to be bound by and comply with the terms of the CNET Alternative Dispute Resolution Policy and Procedures, please sign and date this copy and return it to me. All of us are delighted at the prospect of having you become a member of the CNET team.

Sincerely,

/s/ HALSEY M. MINOR
Halsey M. Minor
CEO
CNET: The Computer Network



Agreed:

/s/RICHARD M. MARINO                      April 28, 1999
____________________                     ____________________
Richard M. Marino





CNET ALTERNATIVE DISPUTE RESOLUTION POLICY

In the event of any dispute arising out of or related to an employee's employment with CNET, or the termination thereof, in which the parties are unable to come to a resolution (excluding claims for workers compensation, unemployment insurance, and any matter within the exclusive jurisdiction of the Labor Commissioner or the National Labor Relations Board), the employee and CNET agree to submit the dispute to final and binding arbitration pursuant to the then current California Employment Dispute Resolution Rules of the American Arbitration Association (AAA) or the comparable rules of the AAA if the employee is located in a state other than California; provided, however, that the cost of the arbitration borne by the employee will not exceed the cost to the employee if the dispute had been submitted to a court of law.
A Request for Arbitration is initiated by submitting a request in writing to CNET's Human Resources Department within the statute of limitations period which would apply if the employee had filed a complaint in a court of law.

The Request for Arbitration shall include a description of the dispute, the date on which it first arose, the names of any co-workers or supervisors with knowledge of the dispute, and the relief requested by the employee.

Prior to selecting an arbitrator, CNET and the employee requesting arbitration will submit their dispute to non-binding mediation. The cost of the mediation will be borne by CNET. If the parties are unable to agree on a mediator, the parties will request a panel of mediators from JAMS/Endispute and will alternately strike names until one name remains.

The arbitrator selected by the parties is authorized to award any relief which could be awarded by a court of law hearing the same dispute. The arbitrator's award will be reviewed by a court of law under the deferential standard of review applicable to most arbitration awards (see, e.g., Cal. Code Civ. Proc. 1286.2); provided, however, that rulings of law may be appealed to a court of law subject to a clearly erroneous standard of review.

Nothing in this Policy shall preclude either the employee or CNET from applying to a court of competent jurisdiction for injunctive relief pending final resolution of the underlying dispute through arbitration.

This agreement may not be modified or amended except in writing signed by the affected employee and the Chief Operating Officer of CNET.

If any provision of this agreement is declared illegal or unenforceable, the remaining provisions shall remain in effect. In such an event, the court is authorized to conform this agreement to existing law.

This agreement constitutes a waiver of the employee's right to a civil court action or a jury trial concerning matters covered by this agreement.